Exhibit 23.1

MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA 98125

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Luboa Group, Inc.

We consent to the use of our report dated December 12, 2017 with respect to the financial statements of Luboa Group, Inc. as of August 31, 2017 and 2016 and the related statements of operations, shareholders’ deficit and cash flows for the periods then ended. We also consent to the reference to our firm under the caption “Experts” in the Form 10-K.

Michael Gillespie & Associates, PLLC

Seattle, Washington

December 13, 2017

/s/ Michael Gillespie & Associates, PLLC